Exhibit 99.1

Multidisciplinary Physician Panel to Share Real-World Benefits of bioAffinity Technologies’ Noninvasive CyPath Lung Cancer Test in Upcoming Society for Advanced Bronchoscopy Webinar

Interventional pulmonologist, medical oncologist and thoracic surgeon will discuss how CyPath® Lung results have made a critical difference in their practices

CyPath® Lung has demonstrated the ability to aid in the detection of early-stage lung cancer and support surveillance of cancer survivors for recurrence

SAN ANTONIO, Texas – June 2, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company advancing noninvasive diagnostics for lung cancer and other lung diseases, today announced the Society for Advanced Bronchoscopy (SAB) will host a webinar on CyPath® Lung’s expanding role in pulmonary, oncology and surgical practices for the detection and management of early-stage lung cancer.

The live webinar, “Navigating Lower Cancer-Risk Nodules in High-Risk Patients with Noninvasive CyPath® Lung Testing,” will take place Tuesday, June 16, at 7 p.m. ET. Clinicians, pulmonologists, oncologists, thoracic surgeons, healthcare professionals and the public are invited to register here (https://bit.ly/3PaFPSR) for the complimentary education event.

“We are seeing a significant increase in patients with indeterminate lung nodules as a result of expanded lung cancer screening and imaging for other conditions. When we consider not only prior smoking history but also an aging population, environmental and occupational exposures, and a better understanding of genetic predispositions, we recognize the real clinical challenges of managing this condition, of distinguishing between malignant and benign nodules,” said Gordon Downie, MD, PhD, Chief Medical Officer of bioAffinity Technologies.

“Advanced navigational bronchoscopy serves as an accurate tool to diagnose lung cancer without major surgery, particularly in nodules greater than a centimeter. For smaller nodules, CyPath® Lung complements bronchoscopy by helping to risk stratify and identify patients who should move forward with more invasive follow-up,” Dr. Downie said.

Moderated by pulmonologist Robert Sussman, MD, former Medical Director of the Atlantic Health System Pulmonary Clinical Research Center, the webinar will feature:

●	Vijay K. Gunuganti, MD – Medical oncologist and hematologist at Texas Oncology
●	Reginald Carl Baptiste, MD – Thoracic and cardiovascular surgeon at Christus St. Michael Health System
●	Sai Karan Vamsi Guda, DO – Director of Interventional Pulmonary at Texas Pulmonary and Critical Care Consultants, P.A.

The panel will discuss how CyPath® Lung, a noninvasive test that uses automated flow cytometry and artificial intelligence to analyze the lung microenvironment, is being incorporated into their practice to help:

●	aid in the detection of lung cancer at its earliest and most treatable stages
●	support surgical and treatment decision-making
●	lower overall healthcare costs by reducing unnecessary invasive procedures
●	support surveillance of cancer patients after they complete treatment.

“We are honored to collaborate with the Society for Advanced Bronchoscopy to provide clinicians with an opportunity to discuss innovative tools like CyPath® Lung that support earlier intervention leading to better patient outcomes,” said Maria Zannes, President and CEO of bioAffinity Technologies.

About the Society for Advanced Bronchoscopy

The Society for Advanced Bronchoscopy (SAB) is a national organization dedicated to advancing the field of bronchoscopy through innovation, collaboration and education. Founded to improve patient outcomes, SAB fosters excellence in interpretive skills, technical knowledge, research, and training for advanced bronchoscopic techniques. The society unites a multidisciplinary community – including physicians, advanced practice providers, respiratory therapists, and technologists – to push the boundaries of minimally invasive lung diagnostics and interventions, ultimately transforming the standard of care and enhancing the diagnosis and treatment of respiratory diseases worldwide.

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. In a published clinical trial of high-risk patients, CyPath® Lung demonstrated 92% sensitivity, 87% specificity, 88% accuracy and 99% negative predictive value (NPV) in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. The high NPV gives physicians greater confidence that a negative result is truly negative, potentially sparing patients from unnecessary invasive and costly procedures. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) and is not intended for use as a sole diagnostic tool and should be considered alongside other clinical findings.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), which are administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully commercialize CyPath® Lung, risks related to the regulatory environment for laboratory developed tests, the Company’s ability to obtain and maintain adequate reimbursement for its products, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com

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